Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Partners and Stockholders of

Wheeler Real Estate Investment Trust, Inc. and

Affiliated Companies

Lumber River Associates, LLC

Tuckernuck Associates, LLC

Perimeter Associates, LLC

Virginia Beach, Virginia

We hereby consent to the incorporation by reference in this Form S-11, Amendment No. 9, of our reports on Wheeler Real Estate Investment Trust Inc. and Affiliated Companies and Lumber River Associates, LLC, Tuckernuck Associates, LLC, and Perimeter Associates, LLC both dated October 23, 2012, relating to their financial statements for the years ended December 31, 2011 and 2010, as listed in the accompanying index.

/s/ Cherry Bekhaert & Holland, L.L.P.

Virginia Beach, Virginia

October 23, 2012